                                                                Exhibit 99.1

                                        PRESS RELEASE
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15301 w. 109TH Street, Lenexa, KS  66219                      Phone: 913-647-0158                Fax:  913-982-5766
                                                                                                 investorrelations@elecsyscorp.com

January 7, 2002

FOR IMMEDIATE RELEASE:
Contact: Michael J. Meyer
Chairman
15301 W. 109th Street
Lenexa, Kansas 66219 USA
(913) 647-0158 o FAX (913) 982-5766

ELECSYS CORPORATION ANNOUNCES COLLECTION OF REMAINING PROCEEDS
FROM THE SALE OF AIRPORT SYSTEMS INTERNATIONAL
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Lenexa, Kansas. (January 7, 2002) - Elecsys Corporation (AMEX: ASY) today announced that it had agreed with Alenia Marconi Systems (ASI) Inc., the buyer of the assets of its Airport Systems International, Inc. subsidiary, on the final purchase price pursuant to the Asset Purchase Agreement governing the transaction that closed September 11, 2001 between the parties.

The agreement resulted in the cash payment to Elecsys of approximately $475,000 of additional consideration for the net assets sold. This amount will be recognized as Gain on the Sale of Discontinued Operations in the third quarter ending January 31, 2002, resulting in a net Gain on Sale of Discontinued
Operations on a year to date basis of approximately $184,000, and completes the sale transaction between the parties.

Elecsys Corporation, through it's DCI subsidiary, provides specialized electronic design, manufacturing and test services to original equipment manufacturers (OEM's) and manufactures and imports custom liquid crystal display
(LCD) devices. The electronic assemblies it designs and manufactures, including circuit board assemblies, electronic modules and full turn-key products, along with the LCD's it manufactures or imports, are used in medical, aerospace, industrial and consumer product applications. http://www.elecsyscorp.com/

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2001. The reader is cautioned that Elecsys
Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of
Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.